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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C., 20549


                              FORM 8-K


                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): June 17, 1997


                             SuperGen, Inc.
       -----------------------------------------------------
       (Exact name of registrant as specified in its charter)


         California                    0-21074               94-3132190
-------------------------------      -----------         ------------------
(State or other jurisdiction of      (Commission          (I.R.S. Employer
incorporation or organization        File Number)        Identification No.)



    Two Annabel Lane, Suite 220, San Ramon, California             94583
    --------------------------------------------------          -----------
         (Address of principal executive offices)                (Zip Code)


     Registrant's telephone number, including area code:  (510) 327-0200


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

    SuperGen, Inc. (the "Company") entered into a Convertible Secured Note, Option and Warrant Purchase Agreement dated as of June 17, 1997 (the "Agreement") with Tako Ventures, LLC ("Purchaser") and, solely as to Sections
5.3 and 5.5 thereof, Lawrence J. Ellison ("Ellison"). Pursuant to the Agreement, the Company issued to Purchaser a $15,300,000 non-interest bearing note convertible into shares of the Company's common stock at a conversion price equal to $9.00 per share (the "Convertible Note"), along with certain stock options and warrants. Pursuant to the Convertible Note, Purchaser may demand repayment of the principal amount of the Convertible Note (a "Notice of Demand") at any time prior to July 25, 1997. The Convertible Note is secured by funds loaned to Purchaser pursuant to the Agreement as evidenced by the note. In the absence of a Notice of Demand within the applicable time period, the note shall automatically convert at a $9.00 conversion price into an aggregate of 1,700,000 shares (subject to adjustment as provided in the agreement). Any portion of the Convertible Note not converted as a result of failure to receive governmental approvals shall remain outstanding, without interest, until the expiration of waiting periods and receipt of approvals under applicable laws, at which time such unconverted portion shall automatically be converted into shares of common stock. If any portion of the Convertible Note shall remain unconverted on January 31, 1998 because of a delay in obtaining regulatory approval, the Convertible Note shall be surrendered to the Company for cancellation and simultaneously the then-outstanding principal amount thereof shall be repaid to Purchaser. In addition, Purchaser received an option to purchase up to an additional 850,000 shares of common stock (subject to adjustment) at an option exercise price of $9.00 per share, exercisable prior to the earlier of the date a Notice of Demand is delivered, if at all and January 31, 1998. Purchaser also received warrants to purchase additional shares of common stock (up to 850,000 plus 50% of the number of shares purchased upon exercise of the option, subject to adjustment) at a warrant exercise price of $13.50 per share at any time prior to the earlier of the date a Notice of Demand is delivered, if at all and June 17, 2007. Warrants to purchase in excess of 500,000 shares of common stock may be redeemed for $0.25 per Warrant if the market price of the common stock exceeds $27.00 for a specified period.

    Pursuant to the Agreement, Purchaser has the right to purchase a pro rata portion of shares of capital stock or any security exercisable for or convertible into such capital stock offered by the Company (with certain exceptions including, without limitation, stock issued to employees) on terms which are at least as favorable to Purchaser as the terms offered to other prospective investors. The Company also agreed that it would not cause or permit the aggregate number of shares of common stock issued or issuable under stock plans to exceed twelve percent (12%) of the Company's total equity securities until the earlier of June 17, 2004 or such time as Purchaser no longer owns at least five percent (5%) of the common stock of the Company.

    Following the closing, the Company increased its Board of Directors to seven (7) members and thereafter appointed Ellison as a member of the Board of Directors. As long as Purchaser beneficially owns not less than 850,000 shares of common stock (as adjusted), the Board of Directors will nominate and recommend Ellison or another representative of Purchaser (reasonably acceptable to the Company) for election as a Director of the Company and use its best efforts to cause the election


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of such representative of Purchaser as a Director of the Company at each meeting of the Company's shareholders at which the representative's term as a Director would otherwise expire.

    Pursuant to the Agreement, Purchaser has certain restrictions on the transfer of its stock, certain information and inspection rights, and registration rights relating to its stock. Purchaser also has agreed to certain standstill provisions, including that it would not acquire, without the Company's prior written consent, agree to acquire, or make a tender or exchange offer to acquire, any shares of voting capital stock, any securities convertible into or exchangeable for voting capital stock, or any other right to acquire voting capital stock of the Company, unless (a) the voting stock is acquired for investment purposes only, and (b) following such acquisition, Purchaser will beneficially own not more than twenty-five percent (25%) of the Company's total equity securities. In addition, Purchaser agreed that, without the Company's prior written consent, it would not (i) solicit proxies in respect to any voting stock, (ii) become a "participant" or "participant in a solicitation", as those terms are defined in Rule 14a-11 under the Exchange Act, in opposition to a solicitation by the Company, (iii) form or join any group with any other person for the purpose of voting, holding, purchasing or disposing of voting stock, or (iv) deposit any shares of voting stock in a voting trust. The standstill restrictions will be suspended for certain limited circumstances as set forth in the Agreement and will terminate on June 17, 2004 or earlier in certain circumstances.

    This description is a summary only and is qualified by reference in its entirety to the documents filed.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

    a.   Financial Statements:  not applicable.

    b.   Pro Forma Financial Information:  not applicable.

    c.   Exhibits:

         99.1 Convertible Secured Note, Option and Warrant Purchase Agreement dated June 17, 1997 among the Registrant, Tako Ventures, LLC and, solely as to Sections 5.3 and 5.5 thereof, Lawrence J. Ellison.


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                              SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  SUPERGEN, INC.


Dated: July __, 1997              By: /s/ Joseph Rubinfeld, Ph.D.
                                     --------------------------------------
                                       Joseph Rubinfeld, Ph.D.
                                       Chairman and Chief Executive Officer


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                          INDEX TO EXHIBITS


    EXHIBIT NO.                             DESCRIPTION
 -----------------      -----------------------------------------------------
        99.1            Convertible Secured Note, Option and Warrant Purchase
                        Agreement dated June 17, 1997 among the Registrant,
                        Tako Ventures, LLC and, solely as to Sections 5.3 and
                        5.5 thereof, Lawrence J. Ellison.